Exhibit 23.3

Consent of Independent Auditors

We consent to the use in this Registration Statement of Overture Services, Inc. on Form S-3 of our report dated March 25, 2003 (except for Note 10 which is as of April 21, 2003), appearing in the Prospectus, which is part of the Registration Statement, with respect to the combined financial statements of the Internet Business Unit of Fast Search & Transfer ASA for the year ended December 31, 2002 included herein and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche AS
Oslo, Norway
May 12, 2003